EXHIBIT 4.1

EVOLVING SYSTEMS, INC.

JAMES E. KING EQUITY INCENTIVE PLAN

1.             Purposes

(a)           The purpose of this Plan is to induce James E. King (“Optionee”) to enter into an employment arrangement with Evolving Systems, Inc. (the “Company”), or an Affiliate, as Vice President of World Wide Sales and Marketing, and pursuant to which Optionee may be given an opportunity to benefit from increases in the value of the Company’s common stock (“Common Stock”) through the granting of Non-statutory Stock Options.

(b)           All Options will be Non-statutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each Option.

2.             Definitions

(a)           “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

(b)                                  “Board” means the Board of Directors of the Company.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                  “Committee” means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

(e)                                  “Company” means Evolving Systems, Inc., a Delaware corporation.

(f)                                    “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(g)                                 “Continuous Status as an Employee, Director or Consultant” means that the service of an individual to the Company, whether as an Employee, Director or Consultant, is not interrupted or terminated.  Transitioning from one category of service to another, for example, from Employee to Director status, shall not result in an interruption or termination of Continuous Status provided there is no intervening period between the transition. The Board or the Chief Executive Officer of the Company may determine, in that party’s sole discretion, whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of:  (i) any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors.  In the absence of a specific determination to the contrary, matters described in items (i) and (ii) shall not be considered an interruption of Continuous Status.

(h)                                 “Director” means a member of the Board.

(i)                                    “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(j)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)                                “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

i.                  If the Common Stock is listed on any established stock exchange, or traded on the Nasdaq National Market or The Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the date of the grant or, if such date is not a trading date, the last market trading day prior to determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

ii.               In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(l)                                    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(m)                              “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(n)                                 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)                                  “Option” means a stock option granted pursuant to the Plan.

(p)                                  “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(q)                                  “Optionee” means a person to whom an Option is granted pursuant to the Plan.

(r)                                  “Plan” means this Equity Incentive Plan.

(s)                                  “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(t)                                    “Securities Act” means the Securities Act of 1933, as amended.

(u)                                 “Stock Award” means any right granted under the Plan, including any Option.

(v)                                   “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3.             Administration

(a)                                  The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b)                                  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

i.                                          To determine from time to time the number of shares and when and how each Stock Award shall be granted; whether a Stock Award will be an Incentive Stock Option or a Nonstatutory Stock Option.

ii.                                       To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

iii.                                    To amend the Plan or a Stock Award as provided in Section 12.

iv.                                   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c)                                  The Board may delegate administration of the Plan to a committee of the Board composed of not fewer than two (2) members (the “Committee”), all of the members of which Committee shall be, in the discretion of the Board, Non-Employee Directors and/or outside Directors.  If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

4.             Shares Subject to the Plan

(a)                                Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards under this Plan shall not exceed in the aggregate one hundred thousand (100,000) shares of Common Stock.  If any Stock Award for any reasons expires or otherwise terminates, in whole or in part, without having been exercised in full, the stock not acquired under such Stock Award shall cease to be subject to the Plan.

(b)                                  The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.                                    Eligibility

(a)                                  Incentive Stock Options may be granted only to Employees.  Stock Awards other than Incentive Stock Options may be granted only to Employees, Directors or Consultants.

(b)                                  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no person shall be eligible to be granted options covering more than one hundred thousand (100,000) shares of the Company’s common stock in any calendar year.

6.             Option Provisions

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

a.               Term.  No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

b.              Price.  The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted.

c.               Consideration.  The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board or Committee, at the time of the common stock is issued pursuant to the exercise of the Option in any other form of legal consideration that may be acceptable to the Board.

d.              Transferability.  A Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16b-3, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a domestic relations order.  Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

e.               Vesting.  The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal).  The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised.  The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.  The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

f.                 Termination of Employment or Relationship as a Director or Consultant.  In the event an Optionee’s Continuous Status as an Employee, Director or Consultant terminates (other than upon the Optionee’s death or disability), the Optionee may exercise his Option (to the extent that the Optionee was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Optionee’s Continuous Status as an Employee, Director or Consultant (or such longer period specified in writing by the Board of Directors), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, at the date of termination, the Optionee is not entitled to exercise his entire Option, the shares covered by the unexercisable portion of the Option shall cease to be subject to the Plan.  If, after termination, the Optionee does not exercise his

Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall cease to be subject to the Plan.

g.              Disability of Optionee.  In the event an Optionee’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Optionee’s disability, the Optionee may exercise his Option (to the extent that the Optionee was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, at the date of termination, the Optionee is not entitled to exercise his entire Option, the shares covered by the unexercisable portion of the Option shall cease to be subject to this Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall cease to be subject to this Plan.

h.              Death of Optionee.  In the event of the death of an Optionee during the Optionee’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option as of the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death, or (ii) the expiration of the term of such Option as set forth in the Option Agreement.  If, at the time of death, the Optionee was not entitled to exercise his entire Option, the shares covered by the unexercisable portion of the Option shall cease to be subject to this Plan.  If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall cease to be subject to this Plan.

7.                                      Cancellation and Re-Grant of Options

a.               The Board or the Committee shall have the authority to effect, at any time and from time to time (i) the repricing of any outstanding Options under the Plan and/or (ii) with the consent of the affected holders of Options, the cancellation of any outstanding Options and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of common stock, but having an exercise price per share not less than one hundred percent (100%) of the Fair Market Value of the common stock on the new grant date.

b.              Shares subject to an Option canceled under this Section 7 shall continue to be counted against the maximum award of Options permitted to be granted pursuant to the Plan.  The repricing of an Option hereunder resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option and the grant of a substitute Option; in the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options permitted to be granted pursuant to the Plan, to the extent required by Section 162(m) of the Code.

8.                                      Covenants of the Company

a.               During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

b.              The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.                                      Use of Proceeds from Stock

Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

10.                               Miscellaneous

a.               The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, and to extend the period of time during which options may be exercised, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest or the allowable time period for exercise as described in subsections 6(f), (g) and (h) above.

b.              Neither an Employee, Director nor a Consultant nor any person to whom a Stock Award is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

c.               Nothing in the Plan nor any instrument executed nor Stock Award granted pursuant hereto shall confer upon any Employee, Director, Consultant or Optionee any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Director or Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee, to remove any Director as provided in the Company’s By-Laws and the provisions of the General Corporation Law of the State of Delaware, or to terminate the relationship of any Consultant in accordance with the terms of that Consultant’s agreement with the Company or Affiliate to which such Consultant is providing services.

d.              The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

e.               To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means or by a combination of such means:  (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company.

11.                               Adjustments Upon Changes in Stock

a.               If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the maximum number of shares subject to award to any person during any calendar year, and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Stock Awards.  Such adjustments shall be made by the Board or Committee, the determination of which shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

b.              In the event of:  (1) a dissolution, liquidation or a sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then to the extent permitted by applicable law: (i) any surviving corporation (or an Affiliate thereof), shall assume any Stock Awards outstanding under the Plan or shall substitute similar Stock Awards for those outstanding under the Plan and such Stock Awards shall continue in full force an effect.  In the event any surviving corporation (or an Affiliate) refuses to assume or continue such Stock Awards, or to substitute similar Stock Awards for those outstanding under the Plan, then vesting shall accelerate such that such Stock Awards are fully vested at such event and shall be exercisable for a period of 15 days after notice from the Company.  If not so exercised with the 15 day period, then such Stock Awards shall be terminated.

12.                               Amendment of the Plan and Stock Awards

a.               The Board at any time, and from time to time, may amend the Plan.  However, except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

b.              The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

c.               It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Directors or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to  Stock Options and/or to bring the Plan and/or Stock Options granted under it into compliance therewith.

d.              Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

e.               The Board at any time, and from time to time, may amend the terms of any one or more Stock Award; provided, however, that the rights and obligations under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

13.                               Termination or Suspension of the Plan

a.               The Board may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier.  No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

b.              Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Stock Award was granted.

14.                               Effective Date of Plan

This Plan shall be become effective on March 12, 2007.

EVOLVING SYSTEMS, INC.

By:	/s/ Anita T. Moseley

Name:	Anita T. Moseley

Title:	Senior Vice President & General Counsel